UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 17, 2015

VOYA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York		10169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 17, 2015 (the “Closing Date”), pursuant to a Purchase Agreement with Voya Financial, Inc. (the “Company”), Voya Holdings Inc. (“Voya Holdings”) and Credit Suisse Securities (USA) LLC, as representative for several initial purchasers, Peachtree Corners Funding Trust, a Delaware statutory trust (the “Trust”), completed the sale of $500,000,000 aggregate face amount of its Pre-Capitalized Trust Securities redeemable February 15, 2025 (the “P-Caps”), in a private offering to qualified institutional buyers (“QIBs”) pursuant to Rule 144A under the Securities Act of 1933. The P-Caps do not carry registration rights and may be held only by QIBs that are also “qualified purchasers” for purposes of Section 3(c)(7) of the Investment Company Act of 1940. The P-Caps will pay distributions at an annual rate of 3.976%, payable semi-annually.

On the Closing Date, the Trust used the proceeds from the sale of the P-Caps to acquire a portfolio of U.S. Treasury STRIPS (the “Eligible Assets”). Also on the Closing Date, the Company and Voya Holdings entered into a put option agreement with the Trust and U.S. Bank National Association, as put option calculation agent and as Notes Trustee, pursuant to which the Company has the right (the “Put Option”) from time to time to require the Trust to purchase all or a portion of the Company’s 3.976% Senior Notes due 2025 (the “Senior Notes”) in an aggregate amount of up to $500,000,000, in exchange for a portion of the Eligible Assets that corresponds to the portion of the Put Option being exercised at that time. In consideration of the Put Option, the Company will pay to the Trust a semi-annual put option premium, calculated at a rate of 1.875% per annum applied to the unexercised portion of the Put Option.

In connection with the issuance of the P-Caps by the Trust, the Company has agreed to reimburse the Trust for its expenses in connection with the transaction, including trustees’ fees. If the Company fails to reimburse the Trust’s expenses when due, fails to pay any amounts payable under the Put Option Agreement or the Senior Notes when due or fails to purchase any Eligible Assets that are due and not paid on their payment date, the Company will also be required to pay to the Trust a special put option premium, calculated at a rate of 3.976% per annum on any such overdue amounts.

The Senior Notes will be fully, irrevocably and unconditionally guaranteed by Voya Holdings, the Company’s wholly owned subsidiary. The Company’s obligations under the Put Option Agreement and the trust expense reimbursement agreement with the Trust will also be guaranteed by Voya Holdings.

The Put Option will be exercised automatically in full if the Company fails to pay the premium on the put option when due, fails to reimburse the Trust’s expenses when due or fails to purchase any Eligible Assets that are due and not paid on their payment date, if the Company’s failure to pay is not cured within 30 days, and also upon certain bankruptcy events involving the Company or Voya Holdings. The Company also will be required to exercise the Put Option in full (i) if it reasonably believes that its consolidated stockholders’ equity, calculated in accordance with U.S. GAAP but excluding accumulated other comprehensive income (loss) and equity of non-controlling interests, has fallen below $3 billion, which amount may be adjusted from time to time upon the occurrence of certain specified events, (ii) upon the occurrence of an event of default under the Senior Notes, and (iii) if certain events relating to the Trust’s status as an “investment company” under the Investment Company Act of 1940 occur . In addition, at any time following exercise of the Put Option in whole or in part, other than upon an automatic exercise or a required exercise as described in this paragraph, the Company will have a one-time right to repurchase all of the Senior Notes then held by the Trust in exchange for a corresponding amount of Eligible Assets.

The Senior Notes outstanding following any exercise in full of the Put Option (whether at once or as a result of multiple exercises) may be redeemed in full, at the Company’s option, at a redemption price equal to the principal amount of the Senior Notes or, if greater, a make-whole redemption price, in each case plus accrued and unpaid interest to the date of redemption. The P-Caps are to be redeemed by the Trust on February 15, 2025 or upon any early redemption of the Senior Notes. The Trust may also dissolve upon the occurrence of certain other events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voya Financial, Inc.
(Registrant)

By:	/s/ JEAN WENG
Name:	Jean Weng
Title:	Senior Vice President and Corporate Secretary

Dated: March 17, 2015